Exhibit 6.2

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is entered into by and between Society, LLC, a Delaware limited liability company (“Landlord”), whose address is 4010 W. Boy Scout Blvd, Suite 1100, Tampa, Florida 33607, and Sun Dental Laboratories, LLC, a Florida limited liability company (“Tenant”), whose address is 1800 9th Avenue North, St. Petersburg, Florida 33713.

1. PREMISES. Landlord hereby leases to Tenant a portion of the property known as 1800 9th Avenue North, St Petersburg, Florida 33713, (the “Premises”), listed on the Pinellas County property tax records as Parcel Number 13-31-16-00000-340-0310. The leased Premises consist of approximately 20,620 square feet of office building, and specifically excludes the 2,800 square foot auxiliary building. Landlord will be deemed to have delivered possession of the Premises to Tenant on the lease commencement date in its “As Is” condition on such commencement date. Tenant acknowledges that neither Landlord nor its agents or employees have made any representations or warranties as to the suitability or fitness of the Premises for the conduct of Tenant’s business or for any other purpose, including, without limitation, zoning compliance, nor has Landlord or its agents or employees agreed to undertake any alterations or construct any Tenant improvements to the Premises.

2. TERM. The term of this Lease shall commence on October 9, 2014 (the “Commencement Date”) and terminate on December 31, 2024 (the “Term”).

3. RENT.

a. Rent is waived from the Commencement Date until December 31, 2014.

b. Effective January 1, 2015, Tenant agrees to pay, without demand, setoff or deduction, to Landlord, the annual base rent of Two Hundred Fifty Seven Thousand Seven Hundred Fifty and zero cents ($257,750.00) plus applicable sales tax, (“Rent”), payable in monthly installments of Twenty One Thousand Four Hundred Seventy Nine Dollars and seventeen cents ($21,479.17) plus applicable sales tax,

c. Effective January 1, 2017, and annually thereafter, the annual base rent shall be increased by 3% over the annual base rent then in effect.

d. All rent is payable in advance on the FIRST day of each calendar month, at Landlord’s address set forth above or any other address Landlord may designate pursuant to Section 22.a below. If the term of this Lease begins on a commencement date other than the first day of a month, rent shall be paid on such date at a prorated amount based on the number of days in the first month of the term of this Lease for which rent is due. If the last month of this Lease ends on a day other than the last day of a month, rent shall be paid at a prorated amount based on the number of days in the last month of this Lease.

e. Additional Rent. The following will be deemed additional rent payable on the date that monthly payments of base rent are due unless otherwise expressly provided:

i. One-twelfth (1/12) of the expense of the premiums for insurance Landlord maintains for the Premises, plus applicable sales tax.

ii. One-twelfth (1/12) of the real estate taxes and assessments for the Premises, plus applicable sales tax.

iii. All other amounts, including without limitation, sales tax, late fees, interest and attorney’s fees, that this Lease requires Tenant to pay in addition to base rent.

iv. The current estimated expenses for rent, insurance, taxes and assessments are as follows:

Monthly
Base Rent	$21,479.17
Insurance	$1,299.75
Property Tax	$1,413.31
Florida Sales Tax	$1,603.46

$25,885.69

Society LLC Sun Dental Laboratories LLC Lease Commencing October 9, 2014

v. If the term of this Lease commences on a day other than the first day of a month, expenses for insurance and taxes and assessments will be paid by Tenant on such date at a prorated amount based on the expenses for the first full calendar month of this Lease.

vi. If at any time during the term of this Lease, the expenses for insurance or taxes and assessments change, Landlord shall, by written notice to Tenant, revise the expenses, and payments by Tenant subsequent to such notice shall be based on the revised expenses. In addition, within 120 days after the end of each calendar year or as soon thereafter as practical, Landlord will furnish to Tenant a statement of amounts payable for insurance and taxes and assessments for the calendar year just ended. If the statement shows an amount owing by Tenant that is less than the payments made by Tenant, the excess will be held by Landlord and credited against the next payment of rent (or refunded if the term of the Lease has expired and Tenant is not in default). If the statement shows an amount owing by Tenant that is more than the payments made by Tenant, Tenant shall pay the deficiency to Landlord within thirty (30) days of the date of the statement. The provisions of this paragraph shall survive the expiration or other termination of this Lease.

vii. All rent is payable in advance on the FIRST day of each calendar month, at Landlord’s address set forth above or any other address Landlord may designate pursuant to Section 22.a below. If the term of this Lease begins on a commencement date other than the first day of a month, rent shall be paid on such date at a prorated amount based on the number of days in the first month of the term of this Lease for which rent is due. If the last month of this Lease ends on a day other than the last day of a month, rent shall be paid at a prorated amount based on the number of days in the last month of this Lease.

4. SECURITY DEPOSIT. Tenant will pay to Landlord a security deposit in the amount of $25,000.00 upon execution of this Lease. The security deposit may not be applied by Tenant as rent. If Landlord applies the security to payment of any sum that Tenant is obligated to pay, Tenant will restore the full amount so applied on Landlord’s demand. If Tenant fully performs the obligations under this Lease, Landlord will repay the security deposit to Tenant, subject to claims, if any, of Landlord. This repayment will be without interest, and will be made after the expiration of the term of this Lease, the timely surrender of the Premises, and after all obligations of Tenant to Landlord, including any that survive the expiration of the term of this Lease, are satisfied.

5. EXPENSES PAYABLE BY TENANT. Tenant shall be responsible for all costs of maintenance of Premises, pest control and any and all utilities used by Tenant. Tenant will pay to the parties respectively entitled thereto all: utility charges for water, sanitary sewer, garbage, telephone, electricity and all other utilities; building maintenance costs; pest control expenses; insurance premiums on policies required to be maintained, or otherwise maintained, by Tenant; and all other expenses incurred by Tenant or otherwise payable in connection with, or during the time of, the occupation and use of the Premises by Tenant. If, Tenant fails to make the payments provided by this Section, Landlord, at Landlord’s option, may make such payments. The payments made by Landlord will constitute additional rent payable by Tenant within five (5) business days of Tenant’s receipt of Landlord’s demand.

6. LATE FEE; INTEREST. Any Rent or additional rent, or any portion thereof, not paid by Tenant within three (3) days of the applicable due date will be charged a late fee equal to 5% of such amount. In addition, Rent or additional rent, or any portion thereof, not paid by Tenant by the date a late charge is incurred is subject to interest at a rate of ten percent (10%) per annum from the due date until paid.

7. USE OF PREMISES; COMPLIANCE WITH REGULATIONS The Premises will be used by Tenant for the operation of Tenant’s business which is a dental laboratory and related office activity, and for no other use unless authorized by Landlord in writing in Landlord’s sole discretion. Tenant shall not commit or permit waste to the Premises nor engage in any unlawful activity or any activity constituting a nuisance or which disturbs the enjoyment of any adjacent tenant or property user. Tenant will not permit the presence, handling, storage, or disposal of hazardous or toxic materials (as such are

Society LLC Sun Dental Laboratories LLC Lease Commencing October 9, 2014

defined under all applicable federal, state, and local laws) on or about the Premises. Tenant, at Tenant’s own expense, shall comply with all governmental regulations (“governmental regulations” mean all federal, state, and local laws, statutes, ordinances, rules, and regulations, including, without limitation, those related to zoning and land use) regarding the use and occupancy of the Premises by Tenant. Tenant shall indemnify and hold Landlord harmless from and against any and all claims, liabilities, injuries, damages, costs and expenses, including the cost of investigation and defense (including attorneys’ fees and costs at all tribunal levels, including appeal and bankruptcy) arising out of or in connection with Tenant’s violation of this Section, including, but not limited to the use of hazardous or toxic materials on or about the Premises.

8. ASSIGNMENT AND SUBLETTING. Tenant may not assign this Lease in whole or in part or sublet all or any part of the Premises without first obtaining Landlord’s written consent, which may be withheld in Landlord’s sole discretion. A sale of the controlling shares of Tenant, as same existed as of the Commencement Date, shall be deemed an assignment.

9. INDEMNITY. Tenant will indemnify Landlord and hold Landlord harmless from all liability, losses, costs, damages, or expenses, including the cost of investigation and defense, that Landlord may incur with respect to any claim or demand arising out of or in any way related to Tenant’s use or occupancy of the Premises, or the activity of Tenant’s officers, employees, agents, contractors, suppliers, licensees or invitees thereon.

10. INSURANCE; CASUALTY. Throughout the entire Term of this Lease, Tenant will obtain and maintain in good standing, at Tenant’s expense: (a) public liability insurance with respect to the Premises, and the business operated by Tenant, with such insurance companies and in such form as are acceptable to Landlord with minimum limits with respect to bodily injury of One Million Dollars ($1,000,000.00) per person, and One Million Dollars ($1,000,000.00) per accident or occurrence, and Five Hundred Thousand Dollars ($500,000.00) with respect to property damage; (b) all workmen’s compensation or employer’s liability insurance as may be required by law. Tenant will have all liability policies endorsed to show Landlord as an additional insured with respect to all occurrences and no insurance provided under this Lease will be subject to cancellation or reduction of limits unless at least ten (10) days written notice is given to Landlord. Certificates of all policies evidencing the insurance required must be delivered to Landlord within five (5) business days of Tenant’s execution of this Lease. Tenant will furnish Landlord with a copy of Tenant’s policy or policies of insurance or certificates thereof, within ten (10) days of Landlord’s request for same. If Tenant does not comply with the provision of this Section, Landlord may at its option, cause insurance as aforesaid to be issued, and in such event, Tenant agrees to pay the premium for the insurance within five (5) business days of Tenant’s receipt of Landlord’s demand along with a fee of three percent (3%) of the annual premium for any such policy in order to reimburse Landlord for the administrative cost of coordinating and ensuring Tenant’s compliance with this provision, which such cost would otherwise be extremely difficult and impractical to determine with certainty. In no event shall Landlord be liable for any loss occasioned by fire or other casualty to personal property or fixtures of Tenant, its agents, employees, assignees, sub lessees, bailers, licensees, invitees or of any other person, firm or corporation upon any part of the Premises. Tenant’s insurance will provide primary coverage to Landlord when any policy issued to Landlord provides duplicate or similar coverage; it being the intent of the foregoing that in such circumstance Landlord’s policy will provide excess coverage over Tenant’s policy. Tenant is advised that Tenant’s personal property and fixtures are not covered under any of Landlord’s property insurance policies

11. CONSTRUCTION LIENS. Landlord’s interest in the Premises shall not be subject to any liens for improvements made by Tenant, and Tenant shall have no power or authority to create any lien or permit any lien to attach to the Premises, or to the present estate, reversion or other estate of Landlord in the Premises as a result of improvements made by Tenant or for any other cause or reason. All materials suppliers, contractors, and artisans performing on or about the Premises or any part thereof are hereby charged with notice that such liens are expressly prohibited and that they must look solely to Tenant to secure payment for any work done or material furnished for improvements by Tenant or for any other

Society LLC Sun Dental Laboratories LLC Lease Commencing October 9, 2014

purpose. Tenant shall indemnify Landlord against any loss or expenses incurred as a result of the assertion of any lien, and Tenant shall satisfy or transfer any claimed or asserted lien to a bond or such other security as may be permitted by law within ten (10) days of the assertion of any the lien or claim of lien. A Notice of Limited Interest in the form attached as Exhibit “A” may be executed and may at Landlord’s option be recorded in the public records of Hillsborough County, as public notice to all persons furnishing designs, labor, materials, or services to the Premises in connection with Tenant’s improvements.

12. REPAIRS AND MAINTENANCE. During the term of this Lease, Tenant, at Tenant’s sole expense, will affect all necessary maintenance, repairs, and replacements which are required for Tenant’s occupancy of the Premises, including any work required with regard to the structural and mechanical components of the Premises including, but not limited to, the electrical system, plumbing, roof, and the heating, ventilation, and air conditioning systems. It is agreed that Landlord shall not have any responsibility to effect any maintenance, repairs, or replacements to the Premises during the term of this Lease.

13. ALTERATIONS. Tenant, at Tenant’s sole expense, may make non-structural alterations to and remodel the Premises, without the consent of Landlord. However, Tenant shall make no structural alterations to the Premises without the prior written consent of Landlord. Tenant understands that any alterations or improvements Tenant undertakes or causes to be undertaken at the Premises is for the purpose of Tenant’s activities at the Premises and not for the benefit of Landlord. All alterations and improvements shall be subject to compliance with the terms of this Lease, including, without limitation, compliance with governmental regulations, such as the obtaining of all proper permits, and timely payment to persons constructing any alterations or improvements so that no lien or claim of lien by any such persons is filed. As to any alterations or improvements that are made, Tenant, at Landlord’s election, will be responsible at the expiration of the term of this Lease or earlier termination for the cost of removing such alterations and improvements and restoring the Premises to the condition existing prior thereto, if so requested by Landlord.

14. ACCESS TO PREMISES. Landlord will have the right during normal business hours during the term of this Lease to enter the Premises for any purpose that does not unreasonably interfere with Tenant’s business operations. Notwithstanding anything in this Section, Landlord may enter the Premises at any time and without notice for any purpose in the event of any emergency. An emergency is any condition that if not immediately repaired could cause severe or irreparable damage to any property or any condition that poses an immediate threat to the health or safety of any person. Landlord shall also have the right at reasonable times and consistent with the terms of this Lease to exhibit or show the Premises to an insurance agent or to a prospective purchaser, lender or tenant.

15. SUBORDINATION. This Lease is expressly subordinate and inferior to the lien of any present or future mortgage granted by Landlord with regard to the Premises. On request of Landlord, Tenant will execute and deliver a subordination agreement in such form as the Landlord’s lender reasonably may require, though this provision shall be deemed self-effecting without any such separate agreement.

16. ESTOPPEL CERTIFICATE. Upon not less than ten (10) days prior notice from Landlord or Landlord’s mortgagee, Tenant will execute, acknowledge and deliver a written statement certifying that this Lease is in full force and effect subject to such modifications as may be have been agreed to by Landlord and Tenant. The statement may be relied upon by any prospective transferee or mortgagee of all or any portion of the Premises. Tenant agrees to attorn to any transferee of Landlord’s interest in the Premises and upon any transfer of Landlord’s interest shall release Landlord from any liability to Tenant under this Lease.

17. DEFAULT.

a. Events of Default. Landlord, at its election, may exercise any one or more of the default remedies below upon the happening of any one or more of the following events (“Events of Default”): (a) Tenant’s failure to pay rent, or any other sums payable hereunder for a period of three (3) calendar days after written notice from Landlord, or such other time period as is specifically set forth in this Lease with regard to such other sums; (b) Tenant’s failure to observe, keep or perform any of the other terms, covenants, agreements or conditions of this Lease for a period of ten (10) days after Tenant’s receipt of written notice of such failure by Landlord or as to any default not curable within the

Society LLC Sun Dental Laboratories LLC Lease Commencing October 9, 2014

ten (10) day period, if Tenant fails to institute appropriate action to cure the default within the ten (10) day period and thereafter prosecute the action with due diligence and continuity; (c) the bankruptcy of Tenant; (d) Tenant making an assignment for the benefit of creditors; (e) a receiver or trustee being appointed for Tenant or a substantial portion of Tenant’s assets; (f) Tenant voluntarily petitioning for relief under, or otherwise seeking the benefit of, any bankruptcy, reorganization, arrangement or insolvency law; (g) Tenant vacating or abandoning the Premises for a period of thirty (30) days or more; (h) Tenant’s interest under this Lease being sold or assigned under execution or other legal process; or (i) any of the goods or chattels of Tenant used in or incident to the operation of Tenant’s business on the Premises being seized, sequestered or impounded by virtue of, or under authority of, any legal proceeding, which seizure, sequestration or impounding shall, in the sole opinion of Landlord, materially affect the possible continuation of the operation of the Premises by Tenant.

b. Remedies Upon Event of Default. Upon any one or more Events of Default, Landlord, at its election, may exercise any one or more of the following options:

i. Terminate Tenant’s right to possession under this Lease and reenter and retake possession of the Premises and relet or attempt to relet the Premises on behalf of Tenant at such rent and under such terms and conditions as Landlord may deem best under the circumstances for the purpose of reducing Tenant’s liability; in such event, Landlord shall not be deemed to have accepted a surrender of the Premises, and Tenant shall remain liable for all rent and all other sums due under this Lease and for all damages suffered by Landlord because of Tenant’s breach of any of the covenants of this Lease.

ii. Declare this Lease to be terminated, and null and void, and reenter upon and take possession of the Premises, whereupon the Term and all right, title and interest of Tenant in the Premises shall end. The termination shall be without prejudice to Landlord’s right to collect from Tenant any rent or other sums payable hereunder which accrued prior to the termination plus all damages suffered by Landlord because of Tenant’s breach of any covenant of this Lease.

iii. Declare the entire remaining unpaid rent for the balance of this Lease to be immediately due and payable, and may, at once, take action to recover and collect the same either by distress or otherwise.

iv. Exercise any and all rights and privileges that Landlord may have under the Laws of the State of Florida, the United States of America, or both.

No re-entry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease, unless a written notice of such intention be given to Tenant. Notwithstanding any re-letting or re-entry or taking possession, Landlord may at any time thereafter elect to terminate this Lease for a previous default. Pursuit of any of the foregoing remedies shall not preclude pursuit of any remedy herein or constitute a forfeiture or waiver of any rent due to Landlord or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants herein. Landlord’s acceptance of rent or payments following any Event of Default shall not be construed as Landlord’s waiver of the Event of Default. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants herein shall be deemed or construed to be a waiver of any other violation or breach of any of the terms, provisions and covenants herein. Forbearance by Landlord to enforce one or more of the remedies herein upon an Event of Default shall not be deemed or construed to be a waiver of any other violation or Event of Default. The loss or damage that Landlord may suffer by reason of termination of this Lease or the deficiency from any re-letting as provided for above shall include the expense of repossession and any repairs or remodeling undertaken by Landlord following possession.

c. Surrender of Premises. If Landlord elects to re-enter, as herein provided, or if it takes possession pursuant to legal proceedings or pursuant to any notice provided for by law: (a) Tenant will at once surrender possession of the Premises to Landlord and Landlord shall have the right to remove Tenant’s effects therefrom using such force as may be necessary, without being guilty of trespass, forcible entry, detainer or tort; and (b) Landlord may either terminate this Lease or it may from time to time, without terminating this Lease, make such alterations and repairs as may be necessary in order to re-let the Premises, and re-let the Premises or any part thereof for such term or terms (which may be for a term extending beyond the Term of this Lease) and at such rent and upon such terms and conditions as Landlord in its sole discretion may deem advisable.

d. Legal Expenses. If it becomes necessary for Landlord to employ an attorney to collect any sums due to it under this Lease or to enforce any term hereof, regardless of whether suit is brought, Tenant shall pay to Landlord all fees and costs charged by Landlord’s attorney for such services. If suit is brought to enforce the provisions of this Lease, attorneys’ fees and costs shall be awarded to the prevailing party, including attorneys’ fees and costs at all tribunal levels, including on appeal or in bankruptcy. The terms of this Section shall survive expiration or earlier termination of this Lease.

Society LLC Sun Dental Laboratories LLC Lease Commencing October 9, 2014

e. Landlord’s Right to Perform Tenant’s Covenants. If Tenant fails at any time to comply with any provision of this Lease, Landlord may, without waiving or releasing Tenant from any obligations of Tenant contained in this Lease, pay any such amount or perform any act that Tenant is obligated to perform under this Lease, in such manner and to such extent as shall be necessary, and, in exercising any such rights, pay necessary and incidental costs and expenses, employ counsel and incur and pay reasonable attorneys’ fees. All sums so paid by Landlord and all necessary and incidental costs and expenses in connection with the performance of any such act by Landlord, together with interest thereon at a rate of ten percent (10%) per annum from the date of the making of such expenditure by Landlord, shall be deemed additional rent hereunder and, except as otherwise in this Lease expressly provided, shall be payable to Landlord on demand or at the option of Landlord may be added to any rent then due or thereafter becoming due under this Lease, and Tenant covenants to pay any such sum or sums of interest as aforesaid and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of Rent.

18. SURRENDER OF PREMISES. At the expiration of the term of this Lease, Tenant will, without notice or demand, surrender the Premises in as clean and as good condition as the Premises were in at the commencement of this Lease, reasonable use and wear excepted.

19. BROKER. Landlord shall pay all commissions and fees due to any broker, pursuant to Landlord’s agreement with any such broker. Tenant warrants and represents that there is no broker involved in this Lease on behalf of Tenant, and Tenant indemnifies Landlord from claims for compensation from any such broker.

20. CASUALTY. Landlord will have no obligation to repair or restore the Premises in the event of fire or other casualty. If Landlord notifies Tenant that Landlord chooses not to effect such repairs or restoration, Tenant will have the option, within twenty (20) days of said notice, to terminate the Lease, effective as of the date on which the damage was incurred, and the parties’ respective obligations under the Lease will terminate except for those that survive termination pursuant to the express terms of the Lease. If Landlord does elect, in Landlord’s sole discretion, to effect repairs or restoration, then during any period the Premises are untenantable, in whole or in part, as the result of a casualty, Tenant’s obligation to pay Rent shall abate in proportion to the extent the Premises are untenantable.

21. EMINENT DOMAIN. If the Premises are taken in their entirety by the exercise of the power of eminent domain, this Lease and Tenant’s obligation to pay rent will terminate on the date title vests in the taking authority. If the Premises are taken in part and the remainder is reasonably suitable for Tenant’s use, Landlord may, in Landlord’s sole discretion, but shall not be obligated to, restore the Premises or Landlord may terminate this Lease by notice to Tenant within sixty (60) days of the actual physical or deemed taking of possession by the condemning authority. During any period the Premises is untenantable as the result of a partial taking and to extent the Premises is not restored subsequent to the taking, Tenant’s obligation to pay Rent shall abate in proportion to the extent the Premises are untenantable or not restored. If Landlord elects to terminate this Lease, Tenant’s rent obligation will cease as of the date of termination set forth in the notice. All compensation awarded for the taking of the fee shall belong to Landlord. Tenant shall only be entitled to business damages and relocation expenses to the extent such does not in any way diminish Landlord’s award.

22. MISCELLANEOUS.

a. Notices. Any notice to be given to or served upon any party hereto, in connection herewith, must be in writing, and may be delivered by: (i) personal delivery (with receipt obtained); (ii) certified mail, return receipt requested; or (iii) overnight courier service. Notice shall be deemed to have been given and received when: (i) delivered to the recipient if delivered via personal delivery; (ii) two (2) business days after being deposited in the U.S. Mail, if sent via certified letter; or (iii) when delivered by overnight delivery service. Notices shall be given to the parties hereto at the addresses set forth at the beginning of this Lease. Either party may, at any time by giving five (5) days’ written notice to the other party, designate a new address in substitution of the foregoing address to which notice shall thereafter be given.

b. Entire Agreement. This Lease contains the entire agreement of Landlord and Tenant. There are no express or implied warranties or covenants that are not contained in this Lease. No agreement to modify this Lease will be effective unless in writing and executed by Landlord and Tenant.

c. Parties Bound. This Lease is binding on and inures to the benefit of the Landlord and Tenant and their respective heirs, personal representatives, successors, and assigns. Tenant’s agreements shall survive the expiration of the term or other termination of this Lease. Whenever the context requires, the singular includes the plural, and the masculine includes the feminine and neuter.

d. Waiver. The waiver by Landlord of a breach of any provision of this Lease will not operate as or be construed as a waiver of any other provisions of this Lease or of any future breach of the provision so waived.

Society LLC Sun Dental Laboratories LLC Lease Commencing October 9, 2014

e. Severability. If any provision of this Lease, or the application thereof to any person or circumstance is, to any extent, held invalid or unenforceable, the remainder of this Lease or the application of such provision to the person or circumstance other than those to which it is held invalid or unenforceable will not be affected thereby and each provision of this Lease will be valid and enforceable to the fullest extent permitted by law.

f. No Recording. Tenant will not record this Lease or any memorandum of this Lease.

g. Criminal Activity. Tenant acknowledges and agrees that Landlord is not in any way responsible for criminal acts at or about the Premises, including any inquiry or loss caused by such acts. Landlord has made no representations or warranties regarding criminal activity at or about the Premises.

h. Radon. Radon is a naturally occurring active gas that, when accumulated in a building in sufficient quantities, may present a health risk to persons who are exposed to it over time. Levels of radon that exceed state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

i. Governing Law and Venue. This Lease is governed by Florida law. Sole venue for any legal action under or related to this Lease will be in the state courts of Hillsborough County, Florida.

j. Construction. This Lease will not be construed more strictly against Landlord or Tenant because one party may have drafted any or all of its provisions. Landlord and Tenant each acknowledge that they have negotiated the provisions of this Lease at “arm’s length” and have both contributed to the contents of its provisions. The titles of the Sections of this Lease are for the convenience of Landlord and Tenant and are intended to have no effect on the construction of this Lease.

k. WAIVER OF JURY TRIAL. LANDLORD AND TENANT WAIVE THEIR RIGHT TO A JURY TRIAL IN ANY ACTION BROUGHT PURSUANT TO THIS LEASE OR ARISING OUT OF OR IN CONNECTION WITH THIS LEASE AND TENANT’S USE AND OCCUPANCY OF THE PREMISES.

l. Time of the Essence. Time is of the essence in the performance of all provisions of this Lease.

m. OFAC Representation.

i. Tenant represents and warrants that (a) Tenant and each person or entity owning an interest in Tenant is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law, and (e) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

ii. Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under this Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.

iii. Tenant’s inclusion on the List at any time during the Lease Term shall be a material default of this Lease. Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a material default of this Lease.

[Signature page follows]

Society LLC Sun Dental Laboratories LLC Lease Commencing October 9, 2014

[Signature page to October 9, 2014 Lease Agreement]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date set forth below their signatures, the last of which dates shall be the effective date of this Lease.

WITNESSES:		LANDLORD: Society, LLC, a Delaware limited liability company

/s/ Nancy Walters

Print Name:	Nancy Walters	By:	/s/ Derek T. Diasti
Derek T. Diasti, its Manager

/s/ Albrie Cantin

Print Name:	Albrie Cantin	Date:	11/18/14

WITNESSES:		TENANT: Sun Dental Laboratories, LLC a Florida limited liability company

/s/ Nancy Walters

Print Name:	Nancy Walters	By:	/s/ Derek T. Diasti
Derek T. Diasti, its Manager

/s/ Albrie Cantin

Print Name:	Albrie Cantin	Date:	11/18/14

Society LLC Sun Dental Laboratories LLC Lease Commencing October 9, 2014

EXHIBIT “A”

NOTICE OF LIMITED INTEREST

This Notice is made effective as of                         , 20    , pursuant to Florida Statutes, §713.10.

SOCIETY, LLC, a Delaware limited liability company (“Owner”) is owner of certain real property and improvements thereon located in Hillsborough County, Florida, legally described as:

[Legal description to be inserted prior to recording]

(the “Property”). Owner has entered into a lease of, or commitment to lease, the Property with various lessees. Owner notifies all potential lienors under Part I, Chapter 713, Florida Statutes that the interest of Owner in the Property is not subject to any liens for any improvements made to the Property by any tenant. Specifically, each lease or lease commitment with each such tenant or lessee contains the following language:

Landlord’s interest in the Premises shall not be subject to any liens for improvements made by Tenant, and Tenant shall have no power or authority to create any lien or permit any lien to attach to the Premises, or to the present estate, reversion or other estate of Landlord in the Premises as a result of improvements made by Tenant or for any other cause or reason. All materials suppliers, contractors, and artisans performing on or about the Premises or any part thereof are hereby charged with notice that such liens are expressly prohibited and that they must look solely to Tenant to secure payment for any work done or material furnished for improvements by Tenant or for any other purpose.

Without limiting the generality of the preceding paragraph, any liens for work performed under any direct contract with any tenant are and will remain subject, subordinate and inferior to the lien, security interest, and other provisions of any and all mortgages and related security documents now or hereafter placed on the Property. The provisions of this Notice bind Owner, and any tenant of the Property, and any person claiming by, through or under any of the foregoing, their respective heirs, successors or assigns. Such provisions inure to the benefit of Owner, Owner’s successors and assigns, and any existing or future mortgagee of Owner’s interest in the Property.

Signed and acknowledged in the presence of:

WITNESSES:	SOCIETY, LLC, a Delaware limited liability company

Print Name:	By:
Derek T. Diasti, its Manager

Print Name:	Date:

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Society LLC Sun Dental Laboratories LLC Lease Commencing October 9, 2014